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EXHIBIT 12 - STATEMENT  RE: COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED
                            CHARGES

(Unaudited)
(Dollar amounts in thousands)





                                  Nine Months Ended                   Fiscal Year Ended
                                  November 2 October 28    February 3 January 28 January 29 January 30 February 1
                                     1996       1995         1996        1995       1994       1993       1992
Consolidated pretax income          $202,450  $222,637       $269,653   $406,110   $399,534   $375,330   $322,157
Fixed charges (less capitalized
interest)                             99,972    98,285        139,666    145,921    152,568    142,857    128,891

EARNINGS                            $302,422  $320,922       $409,319   $552,031   $552,102   $518,187   $451,048


Interest                             $89,117   $86,980       $120,054   $124,282   $130,915   $121,940   $109,386
Capitalized interest                   3,484     2,781          3,567      2,545      1,882      1,646      3,574
Interest factor in rent expense       10,855    11,305         19,612     21,639     21,653     20,917     19,505

FIXED CHARGES                       $103,456  $101,066       $143,233   $148,466   $154,450   $144,503   $132,465


Ratio of earnings to fixed charges      2.92      3.18           2.86       3.72       3.57       3.59       3.41



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